EXHIBIT 23.1
INDEPENDENT AUDITORS’ CONSENT
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-74704, 333-84548 and 333-82350) and Form S-8 (Nos. 333-69318, 333-71504, 333-76042, 333-82348, 333-112345, 333-130616 and 333-133959) of Regent Communications, Inc. of our report dated February 28, 2007 relating to the special-purpose combined statements of net assets acquired as of September 30, 2006 and December 31, 2005 of The Buffalo Radio Station Business of CBS Radio Stations Inc. and the combined statements of revenues and direct expenses for the nine months ended September 30, 2006, and for the year ended December 31, 2005 appearing in this Current Report on Form 8-K/A of Regent Communications, Inc. dated February 28, 2007.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
February 28, 2007